Exhibit 99.1

Simulations Plus Reports Preliminary FY2006 Financial Results

Annual Revenues Up 23%, Net Earnings Up 158%

LANCASTER, CA, November 9, 2006 - Simulations Plus, Inc. (AMEX: SLP), a leading provider of ADMET absorption simulation and neural net structure-to-property prediction software for pharmaceutical discovery and development, today reported its preliminary financial results for its 2006 fiscal year (FY06) ended August 31, 2006.

Ms. Momoko Beran, chief financial officer of Simulations Plus, stated: “These results are considered preliminary because we have not yet completed the final review of our 10-KSB. We believe that all adjustments have been made and that the numbers reported here will not have any significant change; however, there is always the possibility that the review process could result in some changes. We expect to file our 10-KSB within the next couple of weeks when the reviews have been completed. As noted in the press release concerning our conference call, we are providing results at this time because our CEO will not be available next week and we did not want to delay the conference call until after his return.”

Ms. Beran continued: “I am happy to report that consolidated revenues for the fourth quarter were $1,766,000, an increase of 44% from $1,230,000 in the fourth quarter of fiscal year 2005 (FY05). Revenues from pharmaceutical software and services were up 113% to $1,007,000 from $473,000 in the fourth quarter of FY05. Fourth quarter revenues for our Words+ subsidiary increased 0.3% to $759,000 from $757,000 in the fourth quarter of FY05. SG&A increased by approximately 41% to $860,000 in the fourth quarter of FY06, compared to $612,000 in the fourth quarter of FY05, due to increases in selling expenses such as commissions and trade shows, accrued bonuses to the Company’s CEO and Corporate Secretary, increases in the stipends paid to outside members of the board of directors for the first time since the Company incorporated, recruitment expenses, legal and accounting fees, and salary increases along with payroll-related expenses such as health insurance, payroll taxes, and 401(k) matching contributions, which outweighed decreases in investor relations and repairs.

“Net income before taxes for the fourth quarter increased 294% to $370,000 from $94,000 in the fourth quarter of FY05. Fourth quarter earnings were impacted by a provision for income taxes of $121,000 that will not actually be paid, but rather will be a write-off from our deferred tax asset. Consolidated net earnings for the quarter increased 3,013% to $249,000, or $0.03 per diluted share, as compared to net earnings of $8,000, or $0.002 per diluted share for the fourth quarter of fiscal year 2005.

“For the entire fiscal year 2006, revenues increased 23.2% to $5,855,000 from $4,753,000 for FY05. Sales of pharmaceutical software licenses and services were $3,186,000, an increase of 54.0 % over $2,069,000 in FY05, while our Words+ subsidiary’s sales were $2,669,000, a decrease of 0.6% from $2,684,000 in FY05. Net income before taxes for FY06 increased 155.5% to $889,000 from $348,000 in FY05. Net earnings for FY06 were $676,000, or $0.08 per diluted share, an increase of 158% over $262,000, or $0.03 per diluted share for FY05. Shareholders’ equity at the end of FY06 increased 16.6% to $5,669,000, as compared to $4,862,000 at the end of FY05.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus, noted: “Fiscal year 2006 has been an exciting year for Simulations Plus, with significant growth in revenues and earnings, many new customers, expansion of our Life Sciences team, significant improvement in products across the board, and strengthening in our marketing and sales activities in both companies. Cash is excellent, we remain debt-free, and we are looking for additional opportunities to expand. Although there are three weeks left in the first quarter of FY07, and we often see a surge in the last three weeks, I can tell you now that sales for the first quarter will already set a new first quarter record.”

About Simulations Plus, Inc.

Simulations Plus, Inc. is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. We have two other businesses that are based on our proprietary technologies: a wholly owned subsidiary, Words+, Inc., which provides assistive technologies to persons with disabilities; and an educational software series for science students in middle and high schools known as FutureLab™. For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 - With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the Securities and Exchange Commission.

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